Exhibit 99.1

MILLENNIAL MEDIA REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

Second Quarter Revenue $65.8 million on Gross Billings of $80.9 million

Baltimore, MD (August 10, 2015) — Millennial Media, Inc. (NYSE: MM), the leading independent mobile ad marketplace, today reported financial results for the second quarter ended June 30, 2015.

Financial Results and Business Highlights for the Second Quarter of 2015

Revenue: For the second quarter of 2015, revenue was $65.8 million compared to $67.3 million in the second quarter of 2014. Revenue for the second quarter of 2015 was comprised of $57.1 million for Managed Media and $8.7 million for Platform.

Gross Billings: For the second quarter of 2015, gross billings, a non-GAAP financial measure, were $80.9 million comprised of $57.1 million for Managed Media and $23.8 million for Platform. (See explanation of Gross Billings in our Outlook Section below).

Gross Margin: For the second quarter of 2015, gross margin was 43.9% compared with gross margin of 40.2% for the second quarter of 2014.

Net Income (Loss): For the second quarter of 2015, on a GAAP basis, net loss was ($15.5) million, compared to net loss of ($15.1) million for the second quarter of 2014.

Adjusted EBITDA: For the second quarter of 2015, Adjusted EBITDA, a non-GAAP financial measure (see definition below), was a loss of ($6.9) million, compared to Adjusted EBITDA loss of ($6.1) million for the second quarter of 2014.

Net Income (Loss) per Share: For the second quarter of 2015, on a GAAP basis, basic and diluted net loss per share was ($0.11), compared to basic and diluted net loss per share of ($0.14) for the second quarter of 2014.

Non-GAAP Net Income (Loss) Per Share: For the second quarter of 2015, non-GAAP net loss per share (see definition below) was ($0.05), compared to non-GAAP net loss per share of ($0.06) for the second quarter of 2014.

Other Business Metrics: As of June 30, 2015, Millennial Media reached over 700 million monthly unique users globally, including approximately 190 million monthly unique users in the United States alone. As of June 30, 2015, approximately 65,000 apps were enabled by mobile app developers to operate on Millennial Media’s platform, and Millennial Media had more than 800 million proprietary, anonymous user profiles used for delivering the most relevant ads to consumers.

“We have built a strong, comprehensive mobile ad marketplace, with what we believe are the right tools and talent to help meet the needs of our dynamic market,” said Michael Barrett, President & CEO of Millennial Media. “Clearly however, revenue is ramping more slowly than we had hoped. We are evaluating strategic opportunities to maximize the value of our capabilities in this rapidly evolving ecosystem.”

Outlook

For the third quarter of 2015, Millennial Media currently expects total gross billings to be in the range of $80 million to $84 million, consisting of $55 million to $57 million for its Managed Media business and $25 million to $27 million for its Platform business.

Millennial Media expects total GAAP revenue for the third quarter of 2015 to be in the range of $63 million to $66 million, comprised of Managed Media GAAP revenue between $55 million to $57 million and Platform GAAP revenue between $8 million to $9 million. We expect Adjusted EBITDA for the third quarter of 2015 to be in the range of a loss of ($7) million to ($8) million.

Millennial Media is revising guidance for the full year ending December 31, 2015. Based on information we have today, Millennial Media expects total gross billings for the full year ending December 31, 2015 to be in the range of $344 million to $360 million, consisting of $232 million to $242 million for its Managed Media business and $112 million to $118 million for its Platform business. Millennial Media expects total GAAP revenue for the full year 2015 to be in the range of $267 million to $280 million, consisting of Managed Media GAAP revenue between $232 million to $242 million and Platform GAAP revenue between $35 million to $38 million.

Second Quarter 2015 Financial Results Conference Call: Millennial Media will host a conference call today at 5:00 p.m. ET to discuss its second quarter financial results, developments in its business, and the Company’s expectations for the third quarter and full year of 2015. A live webcast of the event will be available on the Investor Relations page of the Millennial Media website at http://investors.millennialmedia.com. A live domestic dial-in is available at 866-510-0707 (U.S.) or 617-597-5376 (international) using passcode 59638579. If you are unable to listen to the live conference call, a replay will be available through August 17, 2015, and can be accessed by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) using passcode

44843376. An archived version of the webcast will also be available at http://investors.millennialmedia.com.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), Millennial Media reports Gross Billings, which is a non-GAAP financial measure defined as the amount billed to customers net of discounts and allowances, without any adjustments for amounts paid to developers. For Millennial Media’s Managed Media business, gross billings is the same as GAAP revenue. However, for exchange activity in the Company’s Platform business, Millennial Media records revenue on a net, rather than gross, basis for GAAP purposes. In this portion of the Platform business, the Company has determined it is acting as the agent and not the principal in the relationship and therefore records revenues net of developer costs. Millennial Media believes that gross billings, which is calculated before developer costs, provides investors with a view of the overall dollars spent across its Platform business. A reconciliation of gross billings to net revenue and gross profit for the three and six months ended June 30, 2015 is set forth in the tables following this release.

Millennial Media also reports Adjusted EBITDA, which is a non-GAAP financial measure defined as net income or net loss before interest, taxes, depreciation, amortization, adjusted to eliminate goodwill and intangible asset impairment charges, non-cash stock-based compensation and expenses related to acquisitions, such as costs for services of lawyers, investment bankers, accountants and other third parties and acquisition-related severance costs, bonuses and retention bonuses and accrual of retention payments that represent contingent compensation to be recognized over a requisite period. Millennial Media defines non-GAAP net income (loss) per share as Adjusted EBITDA divided by diluted weighted average shares outstanding. Millennial Media uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Millennial Media believes that these measures provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

Non-GAAP financial measures should be considered in addition to results and guidance prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. Reconciliations of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure and non-GAAP net loss per share to net loss per share, the most directly comparable GAAP financial measure, are set forth in the tables following this release.

About Millennial Media

Millennial Media is the leading independent mobile ad marketplace, making mobile advertising simple for the world’s top brands, app developers, and mobile web publishers. Millennial Media’s unique data and technology assets enable its advertising clients to connect with their target audiences at scale. Millennial Media also drives monetization for its publisher and developer partners by connecting them to networks, advertisers, and a real-time-bidding, or RTB, exchange. For more information, visit www.millennialmedia.com.

Forward-Looking Statements

The statements in this press release that are not historical facts constitute “forward-looking statements” that involve risks and uncertainties and are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements include expectations regarding financial results for the third quarter of 2015 and for the full year ending December 31, 2015. The achievement or success of the matters covered by such forward-looking statements involve risks, uncertainties and assumptions, and if any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These risks and uncertainties include, but are not limited to, risks associated with our ability to accelerate growth and provide enhanced gross margin performance; our ability to expand our developer and advertiser base and increase demand for our services; our ability to keep pace with technological and market developments and remain competitive against larger companies in our industry as well as potential new entrants into our markets; and our acquisition of Nexage, including our ability to integrate the two businesses and realize the expected benefits from the acquisition. Further information on these and other factors that could affect our results is included in our Quarterly Report Form 10-Q that will be filed for the quarter ended June 30, 2015, our Annual Report Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2015 and other filings we make with the SEC from time to time. These documents are available on the ‘SEC Filings’ section of the Investor Relations page of our website at http://investors.millennialmedia.com.

The statements made in this release are based on information available to us as of the date of this release, and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

Millennial Media, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2015	2014
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$34,637	$49,463
Restricted cash	—	272
Accounts receivable, net of allowances of $3,417 and $3,016 as of June 30, 2015 and December 31, 2014, respectively	85,459	101,348
Prepaid expenses and other current assets	3,799	3,946
Total current assets	123,895	155,029

Long-term assets:
Property and equipment, net	24,986	27,164
Restricted cash	—	350
Goodwill	139,004	139,004
Intangible assets, net	29,751	33,724
Other assets	1,835	2,369
Total long-term assets	195,576	202,611
Total assets	$319,471	$357,640

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$5,000	$—
Accounts payable and accrued expenses	15,170	10,520
Accrued cost of revenue and developer costs	55,578	71,951
Accrued payroll and payroll related expenses	7,987	9,708
Deferred revenue	959	742
Total current liabilities	84,694	92,921

Other long-term liabilities	4,500	6,079
Total liabilities	89,194	99,000

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued and outstanding as of June 30, 2015 and December 31, 2014	—	—
Common stock, $0.001 par value, 250,000,000 shares authorized, 141,053,716 and 138,818,285 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	141	139
Additional paid-in capital	480,173	473,217
Accumulated other comprehensive loss	(553)	(473)
Accumulated deficit	(249,484)	(214,243)
Total stockholders’ equity	230,277	258,640
Total liabilities and stockholders’ equity	$319,471	$357,640

Millennial Media, Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenue	$65,862	$67,308	$129,032	$139,928
Cost of revenue	36,931	40,277	71,895	83,002
Gross profit	28,931	27,031	57,137	56,926
Operating expenses:
Sales and marketing	12,942	13,433	27,258	26,970
Technology and development	7,173	7,458	15,056	14,967
General and administrative	24,109	21,184	49,750	42,936
Total operating expenses	44,224	42,075	92,064	84,873
Loss from operations	(15,293)	(15,044)	(34,927)	(27,947)
Other expense
Interest expense, net	(100)	(35)	(155)	(63)
Total other expense	(100)	(35)	(155)	(63)
Loss before income taxes	(15,393)	(15,079)	(35,082)	(28,010)
Income tax expense	(65)	(11)	(159)	(27)
Net loss	$(15,458)	$(15,090)	$(35,241)	$(28,037)

Net loss per share:
Basic and diluted	$(0.11)	$(0.14)	$(0.25)	$(0.26)

Weighted average common shares outstanding:
Basic and diluted	140,427	107,038	139,760	106,795

Stock-based compensation expense included above:
Sales and marketing	$209	$176	$437	$637
Technology and development	142	168	283	338
General and administrative	3,132	3,349	6,021	6,490
Total stock-based compensation expense	$3,483	$3,693	$6,741	$7,465

Millennial Media, Inc.

Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net loss	$(15,458)	$(15,090)	$(35,241)	$(28,037)
Adjustments:
Interest expense, net	100	35	155	63
Income tax expense	65	11	159	27
Depreciation and amortization expense	4,860	4,264	9,644	8,211
Acquisition-related costs	47	976	159	1,251
Deferred compensation	—	—	—	250
Stock-based compensation expense	3,483	3,693	6,741	7,465
Total net adjustments	8,555	8,979	16,858	17,267
Adjusted EBITDA	$(6,903)	$(6,111)	$(18,383)	$(10,770)

Reconciliation of Net Loss per share to Non-GAAP Net Loss per share

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net loss per share	$(0.11)	$(0.14)	$(0.25)	$(0.26)
Adjustments:
Interest expense, net	0.00	0.00	0.00	0.00
Income tax expense	0.00	0.00	0.00	0.00
Depreciation and amortization expense	0.03	0.04	0.07	0.08
Acquisition-related costs	0.00	0.01	0.00	0.01
Deferred compensation	—	—	—	0.00
Stock-based compensation expense	0.03	0.03	0.05	0.07
Total net adjustments	0.06	0.08	0.12	0.16
Diluted non-GAAP net loss per share	$(0.05)	$(0.06)	$(0.13)	$(0.10)

Diluted weighted average common shares outstanding	140,427	107,038	139,760	106,795

Millennial Media, Inc.

Key Operating and Financial Performance Metrics

(in thousands)

	Three Months Ended June 30, 2015
	Managed Media	Platform	Consolidated

Gross billings	$57,145	$23,781	$80,926
Platform developer costs	—	(15,064)	$(15,064)
Net revenue	$57,145	$8,717	$65,862
Cost of revenue	35,105	1,826	$36,931
Gross profit	$22,040	$6,891	$28,931

	Six Months Ended June 30, 2015
	Managed Media	Platform	Consolidated

Gross billings	$110,898	$45,406	$156,304
Platform developer costs	—	(27,272)	$(27,272)
Net revenue	$110,898	$18,134	$129,032
Cost of revenue	66,748	5,147	$71,895
Gross profit	$44,150	$12,987	$57,137

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Investor Relations Contact

Joe Wilkinson

(443) 681-6238

IR@millennialmedia.com

Press Contact

Christina Feeney

(617) 301-4181

press@millennialmedia.com